As filed with the Securities and Exchange Commission on August 10, 2022.

Registration No. 333-266674

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CinCor Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	36-4931245
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

230 Third Avenue

Waltham, MA 02451

(844) 531-1834

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marc de Garidel

Chief Executive Officer

CinCor Pharma, Inc.

230 Third Avenue

Waltham, MA 02451

(844) 531-1834

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Divakar Gupta Sarah Sellers Ryan Sansom Cooley LLP 500 Boylston Street Boston, MA 02116 (617) 937-2300	Lisa Firenze Glenn R. Pollner Ryan S. Brewer Wilmer Cutler Pickering Hale & Dorr LLP 7 World Trade Center 250 Greenwich Street New York, NY 10007 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-266674)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

This Registration Statement shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-266674), declared effective on August 10, 2022 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

EXHIBIT INDEX

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits listed below are filed as part of this registration.

Exhibit Number	Description

5.1	Opinion of Cooley LLP

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-266674), filed with the Commission on August 8, 2020 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Waltham, Massachusetts, on this 10th day of August, 2022.

CINCOR PHARMA, INC.

By:	/s/ Marc de Garidel
Marc de Garidel
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Marc de Garidel Marc de Garidel	Chief Executive Officer and Director (Principal Executive)	August 10, 2022

/s/ Mary Theresa Coelho, M.B.A. Mary Theresa Coelho, M.B.A.	Chief Financial Officer and Chief Business Development Officer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2022

* James I. Healy, M.D., Ph.D.	Director and Chairman of the Board	August 10, 2022

* David Allison, Ph.D.	Director	August 10, 2022

* Maina Bhaman, M.B.A.	Director	August 10, 2022

* Troy Ignelzi	Director	August 10, 2022

* June Lee, M.D.	Director	August 10, 2022

* Jason Pitts, Ph.D.	Director	August 10, 2022

* John F. Thero	Director	August 10, 2022

*By:	/s/ Marc de Garidel
Marc de Garidel Attorney-in-Fact